Exhibit 99.1

                       SureWest Sells Pay Telephone Assets

    ROSEVILLE, Calif.--(BUSINESS WIRE)--July 14, 2005--Leading independent telecommunications holding company SureWest Communications (NASDAQ:SURW) announced today that its SureWest Telephone subsidiary has sold its pay telephone assets to Pacific Telemanagement Services
(PTS), a nationwide provider of private pay telephone services headquartered in San Leandro, California. SureWest expects to incur an approximate pretax charge of $189 thousand in the second quarter in connection with the asset disposition, but believes it will benefit from certain expense reductions beginning in the third quarter and continuing thereafter.
    The transaction includes over 400 pay telephones located throughout the SureWest service area in Sacramento and Placer counties. Under the agreement, PTS also will assume responsibility for current agreements with site owners and managers.
    "With the proliferation of wireless alternatives, the value of pay telephones has been declining," says Brian Strom, president of SureWest. "Therefore, it makes sense for telephone companies like SureWest Telephone to sell its payphone assets, and we believe the public will benefit from a transition to companies specializing in those operations, like PTS. We're confident that PTS is an excellent choice to succeed us in the payphone business."

    About SureWest

    With 90 years in Northern California, SureWest and its family of companies together provide a wide variety of highly reliable advanced communications products and services. SureWest provides digital TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com.

    Safe Harbor Statement

    Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.
    Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the Company, changes in competition in markets in which the Company operates, adverse circumstances affecting the economy in California in general, and in the Sacramento, California Metropolitan area in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation, the internal control issues identified by the Company, and unanticipated changes in the growth of the Company's emerging businesses, including the wireless, Internet, video and Competitive Local Exchange Carrier operating entities.


    CONTACT: SureWest Communications
             Ron Rogers, 916-746-3123
             r.rogers@surewest.com